Exhibit 99.1

International Tower Hill Mines Announces Changes in Directors

Vancouver, British Columbia, March 22, 2018 - International Tower Hill Mines Ltd. (“ITH” or the “Company”) - (TSX: ITH, NYSE American: THM) announces the appointment of Damola Adamolekun to the Company’s board of directors effective March 22, 2018, filling the vacancy created by the resignation of Victor Flores.

Victor Flores was nominated for election as a director in accordance with an investor rights agreement with the Company’s largest shareholder, Paulson & Co. Inc. (“Paulson”), and served in that capacity since his election at the Company’s 2017 annual general meeting. Upon the resignation of Mr. Flores, Paulson has designated Mr. Adamolekun as its nominee. Subsequently, Mr. Adamolekun has been appointed to serve as director of the Company until its next annual general meeting.

“On behalf of the Board of Directors, I welcome Damola’s appointment as Paulson & Co remains a committed and long-term shareholder of International Tower Hill” said Marcelo Kim, Board Chair.

Mr. Adamolekun is an Associate at Paulson, where he has played a vital role in the sourcing and subsequent management of a number of the firm’s largest investments. Prior to joining Paulson, Mr. Adamolekun worked in the Investment Banking Division of Goldman Sachs and as a Private Equity Associate at TPG Capital in the North American Buyout Group. Mr. Adamolekun received a Bachelor of Arts in Economics and Urban Studies from Brown University and a Masters of Business Administration from the Harvard Business School.

About International Tower Hill Mines Ltd.

International Tower Hill Mines Ltd. controls 100% of the Livengood Gold Project located along the paved Elliott Highway, 70 miles north of Fairbanks, Alaska.

On behalf of

International Tower Hill Mines Ltd.

(signed) Karl L. Hanneman

Chief Executive Officer

Contact Information:

Richard Solie, Jr., Manager - Investor Relations

E-mail: rsolie@ithmines.com

Direct line: 907-328-2825

Toll-Free: 1-855-428-2825

This news release is not, and is not to be construed in any way as, an offer to buy or sell securities in the United States.